Exhibit 10.99

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 22, 2013, between THE COAST DISTRIBUTION SYSTEM, INC., a Delaware corporation (the “Company”), and JAMES MUSBACH (Executive”). For ease of reference, the Company and Executive shall sometimes be referred to in this Agreement, collectively, as the “Parties” and, individually, as a “Party” and certain other terms used in this Agreement shall have the respective meanings set forth in Section 1 hereof.

R E C I T A L S:

A. Executive is currently employed as the Company’s President and Chief Executive Officer (“CEO”).

B. The Parties desire to set forth the material terms of Executive’s employment with the Company in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the respective promises of each Party made to the other in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged by each of the Parties, it is agreed as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings given to then below.

1.1 An “Affiliate” of the Company means any individual, entity or organization that controls, is under common control with or is controlled by the Company.

1.2 The terms “beneficially owned” or “owned beneficially” and “beneficial ownership” shall have the meanings given to such terms in or by Securities and Exchange Commission Rule 13d-3 under the Exchange Act, or any successor rule thereto.

1.3 The term “Company” shall mean The Coast Distribution System, Inc. or, in the event that it consummates a merger, consolidation or other reorganization in which it is not the Surviving Person, the term “Company” thereafter shall mean the Surviving Person in such merger, consolidation or other reorganization (whether or not such merger, consolidation or other reorganization constitutes a Change of Control of the Company) or, if at least a majority of the outstanding Voting Securities of the Surviving Person are owned by another Person (a “Parent Corporation”), the Company shall mean that Parent Corporation.

1.4 The term “Cause” shall mean the occurrence of any of the following:

(a) Executive’s conviction of an act that, under applicable law or government regulations, constitutes a felony or a misdemeanor involving moral turpitude;

(b) Executive’s commission of an act that subjects the Company, or any Affiliate of the Company, to any material civil liabilities or penalties or any criminal penalties or fines, any conduct by Executive that constitutes unlawful harassment, discrimination or retaliation, or which, in the good faith judgment of the Board, is detrimental to the Company’s reputation or its competitive position within any of its markets (including the use or possession of any controlled substance, chronic abuse of alcoholic beverages, moral turpitude or the like);

(c) Executive’s breach or violation of (i) any of his covenants in his Employee Confidentiality Agreement, (ii) any conflict of interest, ethics or employment policies from time to time adopted by the Board and made applicable to all Company employees generally or those applicable more specifically to financial executives or executive officers of the Company, (i) which continues unremedied for a period of ten (10) days following written notice thereof to Executive from the Company or (ii) which the Board of Directors determines is not susceptible of cure within such 10-day time period;

(d) Executive’s breach or violation of any of his material covenants or obligations contained in this Agreement (i) which continues unremedied for a period of thirty (30) days following written notice thereof from the Company to Executive or (ii) which the Board of Directors determines is not susceptible of cure within such 30-day time period;

(e) Executive’s gross negligence, willful misconduct or reckless disregard of material and adverse consequences to the Company or any of its Affiliates of Executive’s decisions or actions, as determined by the Board of Directors; and

(f) Executive’s insubordination with respect to any lawful direction of the Board or Executive’s failure, on at least two separate occasions, to perform his material duties as Chief Executive Officer other than due to his illness or his Disability (as defined below).

1.5 A “Change of Control” of the Company shall be deemed to have occurred if:

(a) There is consummated:

(i) any consolidation or merger of the Company with or into another Person, if (A) the Company is not the Surviving Person in such consolidation or merger, or (B) the outstanding shares of the Company’s Common Stock are converted into cash, securities or other property, provided, however, any such merger or consolidation shall not constitute a Change of Control of the Company if the holders of the Company’s Common Stock immediately prior to such merger or consolidation will own, in the aggregate, at least 50% of the outstanding Voting Securities of the Surviving Person or its Parent (if any) immediately after consummation of such merger or consolidation; or

(ii) any sale, exchange or other transfer (in one transaction or a series of related transactions during the 12-month period ending on the date of the most recent transaction) of all, or substantially all, of the assets of the Company, provided, however, that such sale, exchange or other transfer shall not constitute a Change of Control if (A) the Person acquiring such assets is a corporation or other entity in which the holders of the Company’s common stock immediately prior to such transaction will own, in the aggregate, at least 50% of the outstanding Voting Securities of the Person acquiring such assets or of the Parent thereof (if any), immediately after consummation of such transaction, or (ii) such Person is a “related person” with respect to the Company within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vii)(B); or

(b) any Person or group of Persons, acting in concert (within the meaning of Section 13(d) or Section 14(d)(2) of the Exchange Act), shall directly or indirectly acquire (other than in or as a result of a transaction described in Paragraph 1.5(a) above) beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s then outstanding securities, unless the Person or group making such acquisition of beneficial ownership (the “Acquiring Person”) is (i) the Company or an Affiliate of the Company, (ii) an employee benefit plan of Company or any of its Affiliates or a trustee or other fiduciary holding securities under any such employee benefit plan, or (iii) an underwriter temporarily holding securities of the Company pursuant to a public offering of such securities; or

(c) During a period of twelve (12) consecutive months or less, there is a change in the composition of the Company’s Board of Directors (the “Board”) such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that 12-month period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the immediately preceding clause (i) who were still in office at the time that election or nomination was approved by the Board.

Notwithstanding the foregoing, however, a “Change of Control” of the Company shall not be deemed to have occurred within the meaning of this Section 1.5, solely as the result of any acquisition of Voting Securities by the Company or any subsidiary thereof that has the effect of (i) reducing the number of the Company’s outstanding Voting Securities, or (ii) increasing the beneficial ownership of the Company’s Voting Securities by any Person to more than fifty percent (50%) of the Company’s outstanding Voting Securities; provided, however, that, if any such Person shall thereafter become the direct or indirect beneficial owner of any additional Voting Securities of the

Company (other than pursuant to a stock split, stock dividend, or similar transaction and immediately thereafter beneficially owns more than fifty percent (50%) of the then outstanding Voting Securities of the Company, then, a “Change of Control” shall be deemed to have occurred for purposes of this Section 1.5.

1.6 “Company” means, for purposes of this Agreement, The Coast Distribution System, Inc. or, if a Change of Control of the Company is consummated during the term of this Agreement, and the Company is not the Surviving Person in such Change of Control, then the term “Company” thereafter shall mean such Surviving Person, unless a Person that is not the Surviving Person is the beneficial owner or acquires beneficial ownership of at least a majority of the Voting Securities of the Surviving Person (whether that is the Company or another Person) in or as a result of such Change of Control and, therefore, is or thereby becomes the Parent Entity of such Surviving Person, then the term “Company” thereafter shall mean such Parent Entity.

1.7 Disability. The terms “Disability” and “Disabled” shall mean Executive’s incapacity due to physical or mental illness that causes the Executive to be absent from his duties with the Company or to be unable to perform such duties on a full-time basis for three (3) consecutive months or a period of one hundred eighty (180) non-consecutive days in any twelve (12) month period. In the event there is a dispute over whether the Executive is disabled, then, such dispute shall be resolved by a practicing physician, licensed as such and in good standing, in California that is selected by the Company, to conduct a physical or, in the case of an alleged mental disability a psychiatrist to conduct a psychological, examination of the Executive and Executive agrees to submit to such examination in the event of such a dispute. The determination of such physician or psychiatrist (as the case may be) shall be binding on and non-appealable by the Parties. Any refusal or failure of Executive to submit to such a physical or psychiatric examination shall, for purposes of this Agreement, constitute Executive’s admission that he is Disabled.

1.8 The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor act thereto.

1.9 “Good Reason Event”. Each of the following actions that results from a Change of Control of the Company, or that is taken by the Company on the date of or at any time within twelve (12) months following the consummation of a Change of Control of the Company, shall constitute a “Good Reason Event”:

(a) Executive’s employment with the Company is terminated without Cause by the Company; or

(b) Executive’s authority, duties or responsibilities with Company are materially reduced, as compared to his authority, duties or responsibilities with Company prior to such Change of Control or Executive’s principal position with Company is changed in a manner or to an extent that constitutes or would generally be considered to constitute a demotion of Executive when compared to his position with the Company prior to the Change of Control; provided, however, that if either of the foregoing actions is taken by the Company as a result of (i) the Disability of Executive, or (ii) any acts or omissions of Executive or any other occurrence that would entitle Company to terminate Executive’s employment under this Agreement for Cause, then such action shall not constitute a Good Reason Event and will not entitle Executive to terminate his employment for Good Reason pursuant to Section 6.1 of this Agreement; or

(c) Executive’s base salary or base compensation is reduced below the amount thereof as prescribed by this Agreement, unless such reduction is made (i) as part of an across-the-board cost cutting measure that is applied equally or proportionately to all senior executives of Company rather than discriminatorily against Executive, or (ii) by and at the election of the Company due to Executive’s Disability or any acts or omissions of Executive or other occurrence that would entitle Company to terminate Executive’s employment hereunder for Cause; or

(d) The Company breaches any of its material obligations to Executive under this Agreement and fails to cure such material breach prior to the expiration of a period of thirty (30) days following the giving of a written notice from Executive to the Company of such breach which sets forth, in reasonable detail, the actions, facts or circumstances that Executive is asserting constitute such breach.

1.10 “Good Reason Termination” means a termination by Executive of his employment and all other positions that he may hold with the Company effectuated by Executive in accordance with the requirements of Section 6.1, due to the occurrence of a Good Reason Event at the time of or at any time within (but not later than) twelve (12) months following a Change of Control of the Company.

1.11 “Good Reason Termination Notice” means a written notice given by Executive to the Company which (i) states that Executive is irrevocably terminating his employment hereunder and all other positions he may hold with the Company pursuant to Section 6.1 hereof due to the occurrence of a Good Reason Event and (ii) sets forth a description, in reasonable detail, of such Good Reason Event. To be effective, a Good Reason Termination Notice must be given by Executive to the Company within not more than fifteen (15) days immediately following the date the Executive is first notified in writing of the taking of an action or other occurrence that constitutes a Good Reason Event (as defined herein).

1.12 The term “Parent” of a corporation or other entity means any Person that is the beneficial owner, directly or indirectly, of at least a majority of the Voting Securities (as defined below) of that corporation or other entity.

1.13 The terms “Person” and “person” mean any natural person and any corporation, limited liability company, general or limited partnership, joint venture, trust, estate or any other organization or entity.

1.14 “Section 6 Termination” shall have the meaning given to that term in Section 6.2 hereof.

1.15 “Separation of Service” shall have the meaning given to that term in Section 7.1 hereof.

1.16 “Surviving Person” shall mean the corporation or other entity that is the surviving or continuing corporation or entity in a merger or consolidation of the Company with or into another corporation or entity, whether that is the Company or another party to such merger or consolidation.

1.17 “Termination Compensation” means the compensation that will becomes payable to Executive, in the event of a Separation of Service, as provided in Section 5 or Section 6 hereof (as and to the extent applicable thereto).

1.18 The term “Voting Securities” of any Person that is a corporation means the combined voting power of that Person’s then outstanding securities having the right to vote in an election of that Person’s directors. The term “Voting Securities” of any Person that is other than a corporation, such as a partnership or limited liability company, shall mean the combined voting power of that Person’s outstanding ownership interests that are entitled to vote or select the individuals (such as the managers of a limited liability company) that have substantially the same authority or decision-making powers with respect to such entity that are generally exercisable by directors of a corporation.

2. Employment as Chief Executive Officer.

2.1 Continued Employment of Executive. The Company shall continue to employ Executive as the Company’s Chief Executive Officer for the term of this Agreement as set forth in Section 3 hereof. Executive hereby accepts such employment and agrees to serve in that position in accordance with the terms and subject to the conditions contained in this Agreement. Executive shall perform his duties and responsibilities as the Company’s CEO fully, faithfully and in a diligent and timely manner throughout the term of his employment with the Company and will, in his capacity as CEO, report to the Board of Directors of the Company (the “Board of Directors” or the “Board”).

2.2 CEO Responsibilities. As the Company’s CEO, Executive shall be responsible for (i) the formulation of strategic and business plans and initiatives for the Company and its subsidiaries and, upon their approval by the Board, their implementation, (ii) the supervision of the senior management personnel of the Company and its subsidiaries, (iii) the financial performance and financial condition of the Company and its subsidiaries, and (iv) the accuracy and completeness of the Company’s financial and public reporting, including the reports filed with the Securities and Exchange Commission, subject to the oversight of the Company’s Board. Executive also shall perform such other duties as may be assigned from time to time to Executive by the Board, provided that such duties are commensurate with those customarily assigned to chief executive officers of public companies with revenues and market capitalizations comparable to that of the Company. Executive hereby represents and warrants that, except as may otherwise have been disclosed in writing to the Company, he is under no contractual or other commitments (written or oral) that are inconsistent or would interfere with the performance of his duties as the Company’s CEO, including, but not limited to, any non-competition, trade secret or confidentiality or similar agreements. Executive also represents that none of the information that he needs or will use in performing his duties as the Company’s CEO was obtained from any Person who employed Executive in the past as an officer or employee or engaged Executive’s services as an non-employee consultant or advisor.

2.3 Employee Confidentiality Agreement. Executive heretofore entered into an Employee Confidentiality Agreement with the Company. Executive agrees and represents and warrants that such Employee Confidentiality Agreement remains and is in full force and effect, without any changes therein.

3. Term of Agreement; Effect of Expiration of Term.

3.1 Term of this Agreement. The term of this Agreement shall commence on the date hereof and, unless Executive’s employment hereunder is sooner terminated pursuant to the provisions of this Agreement, or this Agreement has been extended, either pursuant to Section 3.2 below or by mutual written agreement of Executive and the Company, this Agreement shall expire on December 31, 2014 (the “Agreement Expiration Date).

3.2 Automatic Extension of Agreement Expiration Date and this Agreement. Notwithstanding anything to the contrary set forth in Section 3.1 above, if a Change of Control of the Company shall have occurred less than 12 months prior to the Agreement Expiration Date set forth in Section 3.1 above, then, the Agreement Expiration Date and term of this Agreement shall automatically be extended, without the necessity of any notice from or the taking of any actions by either party, to the first (1st) anniversary of the date such Change of Control occurred.

3.3 Effect of Expiration of the Term of this Agreement.

(a) This Agreement shall terminate, automatically and without the necessity of any notice from or any action by either party, effective on the Agreement Expiration Date (as determined pursuant to Section 3.1 or 3.2, as applicable) and none of the provisions of this Agreement shall survive such Agreement Expiration Date, except as may otherwise be expressly provided elsewhere in this Agreement.

(b) Each party shall have the right to terminate Executive’s employment, with or without Cause or for any reason or no reason, effective as of the Agreement Expiration Date or the expiration of a period of thirty (30) days following the giving of a written termination notice by the terminating party to the other, whichever is later. If neither party exercises this termination right effective as of the Agreement Expiration Date, then, notwithstanding the expiration of this Agreement, (i) Executive shall continue as an at-will employee of the Company, holding the position of President and Chief Executive Officer of the Company, at the base salary as in effect immediately prior to the Agreement Expiration Date, subject to the right of each party to terminate Executive’s employment at any time thereafter, with or without Cause or for any reason or no reason, effective upon thirty (30) days prior written notice thereof by the terminating party to the other. Upon any such termination of Executive’s employment, whether effective on the Agreement Expiration Date or upon termination of Executive’s at will employment, then, as the Company’s sole obligation and liability to Executive as a result of and upon any termination of his employment pursuant to this Section 3.3, the Executive shall be entitled to receive, and the Company shall pay to Executive, on the effective date of any such termination of Executive’s employment, his unpaid salary, any fully vested, but unpaid, employee benefits and any unused vacation, in each case accrued to employment termination date.

4. Compensation and Benefits. Executive’s compensation for all services rendered to the Company or to any of its Affiliates (as hereinabove defined in this Agreement) shall be as follows:

4.1 Salary. Executive will receive an base annual salary of Two Hundred Fifty Thousand Dollars ($250,000) (the “Annual Salary”), which shall be payable in installments at the times set forth in and in accordance with the Company’s customary payroll policies, less tax and other required withholdings. From time to time during the term of this Agreement, Executive’s Annual Salary may be increased, and may be reduced, provided that any such reduction is part of any across-the-board cost cutting measure that is applied equally or proportionately to all senior executives of Company, rather than discriminatorily against Executive, or is due to Executive’s Disability or any acts or omissions of Executive or other occurrences that would entitle Company to terminate Executive’s employment for Cause, in each case as and to the extent determined in the sole discretion of the Compensation Committee of the Board. If Executive’s employment terminates other than on the last business day of any calendar month, the salary payable to Executive for such month shall be pro-rated based on the number of days in such month that Executive was employed by the Company as its CEO.

4.2 Incentive or Bonus Compensation. During the term of his employment as the Company’s CEO hereunder, Executive will be entitled to participate in cash and equity incentive or bonus programs adopted by the Board of Directors or the Compensation Committee that are generally made available to the Company’s executive officers, subject to the eligibility requirements and the other terms and conditions thereof, including any performance, time or other vesting conditions; provided that it is understood and agreed that neither the Board of Directors nor its Compensation Committee shall be obligated to adopt any such incentive or bonus programs.

4.3 Employee Benefits. During the term of Executive’s employment hereunder as the Company’s CEO, he will be entitled to participate in those employee benefit programs that are generally made available to by the Company to its full time employees, subject to the eligibility requirements thereof, including, without limitation, health insurance coverage for Executive and his immediate family, paid vacation which shall accrue in accordance with the Company’s applicable vacation policy, and any 401-K or other ERISA compliant retirement savings plans that may be in effect from time to time during the term of this Agreement.

4.4 Reimbursement of Expenses. Executive shall be entitled to be reimbursed promptly for the reasonable out-of-pocket expenses incurred by him in the performance of his duties for the Company, in accordance with and subject to the Company’s expense reimbursement policies as in effect from time to time. Without limiting the Company’s obligation pursuant to the preceding sentence, but subject to Executive’s compliance with the Company’s expense reimbursement policies, reimbursements of any such expenses shall (a) be paid to the Executive no later than sixty (60) days following the end of the calendar year in which the expenses were incurred, (b) the right to reimbursement during the year will not affect reimbursements or in-kind benefits provided to the Executive in any other year, and (c) the Executive’s right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

4.5 Taxes and Withholdings. All compensation and benefits payable to Executive under this Agreement, including salary payments and any amounts that may become payable to him pursuant to Section 5 or Section 6 below, shall be paid net of any employment taxes and any other withholdings required pursuant to applicable law or under any Company employee benefit plans or programs in which Executive or his dependents participate.

5. Early Termination of Employment.

5.1 Termination of Employment by the Company for Cause or by Executive other than for Good Reason. The Company may terminate Executive’s employment for Cause (as defined in Section 1.4 above), at any time effective on written notice to him. Executive may resign or terminate his employment with the Company other than for Good Reason at any time effective on fifteen (15) days prior written notice to the Company. If Executive elects to resign or so terminate his employment, the Company shall be entitled, instead, to terminate Executive’s employment for Cause effective immediately on written notice thereof to Executive. On any termination of Executive’s employment pursuant to this Section 5.1, whether by the Company for Cause or by Executive, other than for Good Reason, Executive shall become entitled to receive, and the Company’s sole obligation and liability to Executive shall be to pay Executive, any unpaid salary, together any fully vested, but unpaid, employee benefits and any unused vacation, in each case accrued to the effective date of such termination.

5.2 Termination of Employment due to Executive’s Disability or Death. Executive’s employment with the Company shall terminate immediately in the event of his Disability or death, and in either event, Executive or, in the case of his death, Executive’s estate, shall be entitled to receive, and the Company’s sole obligation and liability shall be to pay to Executive or his estate (as the case may be), Executive’s unpaid salary, any fully vested, but unpaid, employee benefits and any unused vacation, in each case accrued to the effective date of such termination.

5.3 Termination by the Company without Cause. The Company may terminate this Agreement and Executive’s employment at any time without Cause, effective on not less than fifteen (15) days’ prior written notice to Executive. Upon and by reason of any such termination of Executive’s employment by the Company without Cause, Executive shall become entitled to receive the compensation set forth in Section 5.5 below.

5.4 Termination by Executive for Good Reason. Executive shall become entitled to terminate his employment for Good Reason (a “Good Reason Termination”) and to receive the compensation set forth in Section 5.5 below, if (i) a Good Reason Event (as defined in Section 1.9 hereof) occurs during the term of this Agreement, and (ii) Executive elects to terminate his employment and to resign from all positions he may hold with the Company due to the occurrence of such Good Reason Event, by giving the Company a Good Reason Termination Notice within not more than fifteen (15) days immediately following the date on which Executive is first notified by the Company, in writing, of the occurrence of such Good Reason Event; provided, however, that, notwithstanding anything to the contrary that may be set forth in this Section 5, or elsewhere in this Agreement, it is expressly agreed that Executive shall not be entitled to terminate his employment due to the occurrence of Good Reason Event, if (x) the Company was required to take the action or actions constituting such Good Reason Event in order to comply with any applicable laws or government regulations or any order, ruling, instruction or determination of any government agency having jurisdiction over Company; (y) Executive fails to give the Company the required Good Reason Termination Notice within the aforesaid fifteen (15) day notice period, or (z) the Company rescinds the Good Reason Event by written notice given to Executive within fifteen (15) days of the receipt by the Company of the Good Reason Termination Notice from Executive. For the avoidance of any doubt, if Executive fails to give a Good Reason Termination Notice to the Company within fifteen (15) days immediately following the date on which Executive is first notified by the Company, in writing, of the occurrence of such Good Reason Event, Executive shall be deemed to have consented to the taking by the Company of the action or actions constituting the Good Reason Event and shall not be entitled to terminate his employment for Good Reason or to receive the compensation set forth in Section 5.5 below, due to the occurrence of such Good Reason Event.

5.5 Compensation Payable to Executive upon a Termination of Executive’s Employment pursuant to Section 5.3 or 5.4. Upon a termination of Executive’s Employment (i) by the Company without Cause. or (ii) by Executive for Good Reason pursuant to and subject to the conditions set forth in Section 5.4 above, Executive shall become entitled to receive, and the Company’s sole and exclusive obligation and liability to Executive in such event shall be, to pay to Executive, in a single lump sum payment, an amount equal to the salary he would have received had he remained in the Company’s employ as its CEO until the earlier of (x) the Agreement Expiration Date or (y) the first anniversary of the effective date of such termination of employment, together with any fully vested but unpaid employee benefits and any unused vacation, in each case accrued to the effective date of such termination of employment. Subject to Section 7 hereof, payment of the foregoing amount to Executive shall be made on the effective date of the termination of Executive’s employment without Cause or by the Executive for Good Reason (as the case may be).

5.6 Applicability of Section 6 to Terminations of Employment Pursuant to Section 5.3 or Section 5.4. Notwithstanding anything to the contrary that may be contained elsewhere in this Section 5, if Executive’s employment is terminated by the Company pursuant to Section 5.3 or by Executive pursuant to Section 5.4 as a direct result of, or on or at any time within twelve (12) months following, a Change of Control of the Company, then, subject to the conditions set forth in Section 6.1 below, Executive’s rights and compensation and the obligations of the Company to him by reason of such termination of employment shall be determined in accordance with and shall be governed by Section 6 below, and not by Section 5.5 above.

5.7 Exclusivity of Remedies. In the event of any termination of Executive’s employment by the Company or by Executive pursuant to any of Sections 5.1, 5.2, 5.3 or 5.4 hereof, then, except as otherwise provided in Section 5.6 above, the respective rights and remedies and the respective obligations of the Parties hereto set forth in this Section 5 shall constitute the sole and exclusive rights, remedies and obligations of the Parties arising out of or in connection with any such termination of Executive’s employment with the Company, and each Party expressly disclaims and waives any and all other rights or remedies it or he (as the case may be) would, but for the provisions of this Section 5.6, have under this Agreement or under applicable law by reason of such termination of employment or the acts or omissions that led to such termination of employment.

6. Termination of Employment for Good Reason Following a Change of Control.

6.1 Good Reason Termination. Executive shall become entitled to terminate his employment for Good Reason (a “Good Reason Termination”) and to receive the Severance Compensation provided for in Section 6.2 below, if (i) a Change of Control of the Company occurs while Executive is still employed as the Company’s CEO, (ii) a Good Reason Event (as defined in Section 1.9 hereof) occurs as a direct result of, or at the time of or within (but not later than) twelve (12) months following, the consummation of such Change of Control of the Company, and (iii) Executive terminates his employment and all positions he may hold with the Company due to the occurrence of such Good Reason Event by giving the Company a Good Reason Termination Notice within not more than fifteen (15) days immediately following the date on which Executive is first notified by the Company, in writing, of the occurrence of such Good Reason Event; provided, however, that, notwithstanding anything to the contrary that may be set forth above in this Section 6.1 or elsewhere in this Agreement, it is expressly agreed that Executive shall not be entitled to terminate his employment due to the occurrence of Good Reason Event on or within 12 months following the consummation of a Change of Control of the Company, if (x) the Company was required to take any of actions set forth in Section 1.9 above in order to comply with any applicable laws or government regulations or any order, ruling, instruction or determination of any government agency having jurisdiction over Company; (y) Executive fails to give the Company the required Good Reason Termination Notice within the aforesaid fifteen (15) day notice period, or (iii) the Company rescinds the Good Reason Event by written notice given to Executive within fifteen (15) days of the receipt by the Company of the Good Reason Termination Notice from Executive. For the avoidance of any doubt, if Executive fails to give a Good Reason Termination Notice to the Company within fifteen (15) days immediately following the date on which Executive is first notified by the Company, in writing, of the occurrence of such Good Reason Event, Executive shall be deemed to have consented to the taking by the Company of the action constituting the Good Reason Event and shall not be entitled to receive the Severance Compensation set forth in Section 6.2 below due to the occurrence of such Good Reason Event or his election to terminate his employment with the Company following the occurrence thereof.

6.2 Severance Compensation upon a Termination Pursuant to Section 6.1. Subject to Sections 6.3, 6.4, 6.5 and Section 7 hereof, upon a termination of Executive’s employment pursuant to and meeting the applicable conditions of Section 6.1 above (each, a “Section 6 Termination”), then, in lieu of any further salary or other compensation or benefits that would otherwise become or be due to Executive under this Employment Agreement, or otherwise, on or for any periods subsequent to the date of such Section 6 Termination, Executive shall become entitled to receive the following severance compensation and benefits, rather than any severance compensation or benefits under Section 5 hereof:

(a) Accrued but Unpaid Amounts. All of Executive’s unpaid salary, vested but unpaid benefits and unused vacation accrued to the effective date of such Section 6 Termination.

(b) Salary Benefit. An amount, payable at the time and in the manner set forth in Section 6.3 below, equal to one (1) times the Annual Salary being paid to Executive under this Employment Agreement as of the date of such Section 6 Termination.

(c) Medical Insurance Continuation Benefit. Upon a timely election by Executive of continuation coverage under COBRA following a termination of his employment for Good Reason pursuant to Section 6.1, the Company will pay, as a “Medical Insurance Continuation Benefit” to Executive: one hundred percent (100%) of Executive’s COBRA premiums for medical insurance coverage as in effect on the day immediately preceding the effective date of such termination of employment for a period ending on the earlier of (i) the expiration of eighteen (18) months following such termination of employment, or (ii) the date on which if any, that Executive obtains employment with another employer that makes health insurance available to him and his dependents (“Alternative Insurance Coverage”). Executive agrees that if he obtains Alternative Insurance Coverage from another employer prior to the expiration of the above-mentioned 18-month period, he shall promptly notify the Company thereof. Each medical insurance premium payment made pursuant to this Section 6.2(c) shall be paid when due and shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

(d) Acceleration of Vesting of Equity Incentives. All unvested stock options and unvested restricted shares (“Equity Incentives”) held by Executive at the time of a Good Reason Termination shall automatically become fully vested, without the necessity of any action by the Company or Executive, even if the vesting of such Equity Incentives had been contingent on the achievement of any financial or other performance goals (whether by the Company or Executive) to be measured in the future or on the happening of any other future events.

Notwithstanding any other provision to the contrary that may be contained in this Agreement, under no circumstances, shall the Executive be permitted to exercise any discretion to modify the amount, timing or form of payment or benefit described in this Section 6.2.

6.3 Timing and Manner of Payment. Except as otherwise set forth in Section 7.1 below, the Severance Compensation that becomes payable to Executive pursuant to Paragraphs 6.2(a) and (b) above shall be paid to Executive in a single lump sum, less tax and other required or applicable withholdings, on the tenth (10th) business day following such Section 6 Termination.

6.4 No Requirement of Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 6 by seeking other employment or otherwise, nor shall any compensation or other payments received by the Executive from other Persons after the date of a Section 6 Termination reduce any payments due to him under this Section 6, except as otherwise provided in Section 6.2(b) with respect to the Medical Insurance Continuation Benefit payable pursuant thereto.

6.5 Parachute Limitations. Notwithstanding anything in this Agreement to the contrary, if any compensation, payment, benefit or distribution by the Company or a Surviving Person (as the case may be) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then, the Severance Compensation payments shall be reduced to three (3) times Executive’s “base amount” (within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder) less one dollar ($1.00).

6.6 Exclusivity of Remedies. In the event of a Section 6 Termination of Executive’s employment, the respective rights and remedies and the respective obligations of the Parties hereto set forth in this Section 6 shall constitute the sole and exclusive rights, remedies and obligations of the Parties arising out of or in connection with any such termination of Executive’s employment with the Company or the Surviving Person (as the case may be), and each Party expressly disclaims and waives any and all other rights or remedies it or he (as the case may be) would, but for the provisions of this Section 6.6, have under this Agreement or under applicable law by reason of any such Section 6 Termination or the acts or omissions that led to such Section 6 Termination.

7. Timing of Payment of Termination Compensation

7.1 Payment Delay. Notwithstanding anything herein to the contrary, to the extent any of the Termination Compensation that has become payable to Executive, pursuant to Section 5 or Section 6 above, is treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no such amount shall be payable pursuant to Section 5 or Section 6, as applicable, if (i) Executive’s termination of employment constitutes a “separation from service” with the Company, as such term is defined in Treasury Regulation § 1.409A-1(h) or any successor provision thereto (a “Separation from Service”), and (ii) the Company determines, at the time of Executive’s Separation from Service that he is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and that delayed commencement of the payment of any portion or all of the Termination Compensation to Executive by reason of such Separation from Service, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then, such portion of such Termination Compensation shall not be paid or provided to Executive prior to the earliest of (A) the expiration of the six (6) month period measured from the date of Executive’s Separation from Service, (B) the date of the Executive’s death or (C) such earlier date as is permitted under Section 409A of the Code. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive within 10 days following such expiration, without interest, and any then remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) or any successor provision thereto).

7.2 Exceptions to Payment Delay. Notwithstanding Section 7.1 above, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 5 or Section 6 above, as the case may be, shall be made in reliance upon Treasury Regulation § 1.409A-1(b)(9) with respect to separation pay plans, or

Treasury Regulation § 1.409A-1(b)(4) with respect to short-term deferrals. Accordingly, the severance or post-termination payments provided for in Section 5 and Section 6 are not intended to provide for any deferral of compensation subject to Section 409A of the Code to the extent that:

(a) such severance or post-termination payments payable pursuant hereto by their terms, and determined as of the date of Executive’s Separation from Service, may not be made later than the 15th day of the third calendar month following the later of (i) the end of the Company’s fiscal year in which Executive’s Separation from Service occurs or (ii) the end of the calendar year in which Executive’s Separation from Service occurs, or

(b) such severance payments (i) do not exceed an amount equal to two (2) times the lesser of (A) the amount of Executive’s annualized compensation based upon Executive’s annual rate of pay for the calendar year immediately preceding the calendar year in which Executive’s Separation from Service occurs (adjusted for any increase in such annualized compensation during the calendar year in which such Separation from Service occurs that would be expected to continue indefinitely had Executive remained in the Company’s employ) or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which Executive’s Separation from Service occurs, and (ii) shall be completed no later than December 31 of the second calendar year following the calendar year in which Executive’s Separation from Service occurs.

8. Release of Claims. It shall be a condition precedent to the obligation of the Company to pay Executive, and to the right of Executive to receive, the compensation and benefits set forth in Section 3.3 or Section 5 above, or the Severance Compensation and benefits set forth in Section 6 above, as the case may be, that Executive shall (i) have executed and delivered to the Company, and not revoke, a separation and release agreement, in a form prescribed by Company (the “Separation Agreement”), and (ii) remain in full compliance with the Separation Agreement. Such Separation Agreement shall include, without limitation, a non-disparagement provision, a post-termination cooperation provision, a confidentiality provision, a covenant not to sue and a general release of all rights and claims, known or unknown, that Executive may have or may be entitled to assert against the Company, its Affiliates and their respective successors and assigns, provided that such release shall not apply to Executive’s rights or the Company’s obligations under Section 3.3, Section 5 or Section 6 (as the case may be) of this Agreement.

9. Effects of Early Termination of Employment on this Agreement.

9.1 Effect of Early Termination of Employment on this Agreement. If Executive’s employment is terminated for any reason whatsoever, whether by the Company or Executive, prior to the Agreement Expiration Date, then, this Agreement shall thereupon terminate automatically and shall be of no further force or effect, except as follows:

(a) Sections 1, 3, 5, 6, 7, 8, this Section 9 and Section 10 of this Agreement shall survive any such termination of Executive’s employment with the Company, provided, however, that if Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, then Sections 6 and 7 of this Agreement will not survive such termination of Executive’s employment.

(b) Executive’s Employee Confidentiality Agreement shall survive any termination, for any reason whatsoever, of this Agreement, whether by the Company or the Executive.

9.2 Effect of Termination of Employment on Executive’s other Positions with the Company. If Executive’s employment is terminated for any reason, whether by the Company or Executive, then, Executive shall be deemed to have immediately resigned from all other positions he may have then held with the Company or any of its subsidiaries, including the position as a director of the Company and as a director of any of its subsidiaries, without the necessity of any further action by the Company or Executive to effectuate or evidence such resignations.

10. Miscellaneous.

10.1 No Other Agreements. This Agreement, together with the Employee Confidentiality Agreement and any existing agreements pursuant to which Executive have been granted or awarded Equity Incentives by the Company (the “Other Agreements”) contain all of the terms and provisions relating to and governing the employment relationship between Executive and the Company and shall supersede any other prior or contemporaneous agreements or understandings (written, oral or implied) between Executive and the Company relating in any way to Executive’s employment as CEO of the Company.

10.2 Amendments and Waivers. This Agreement may be amended at any time, but only by a written instrument signed by both Parties. A waiver by either Party of any of its rights or any of the obligations of the other Party under this Agreement shall not be binding, effective or enforceable unless such waiver is set forth in an instrument in writing signed by the Party to be charged thereby. No failure to exercise and no delay on the part of either Party in exercising any right or power hereunder or granted by law will operate as a waiver thereof and any single or partial exercise of any right, power or privilege shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.3 Severability. If any provision of this Agreement or of the Employee Confidentiality Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or thereof (as the case may be) shall not be affected or impaired in any way.

10.4 Governing Law. This Agreement is made and is to be performed in the state of California and shall be governed by, construed in accordance with and enforced under the internal laws of the State of California, excluding its choice of law rules and principles.

10.5 Arbitration.

(a) Arbitration. Any dispute between the Parties relating to this Agreement or any agreements entered into pursuant hereto, including any controversy or dispute regarding the enforceability or the interpretation of any of the provisions hereof or thereof, or with respect to any alleged or actual non-performance by a Party of its obligations hereunder or thereunder or with respect to Executive’s performance as the Company’s CEO, shall be resolved exclusively by binding arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association. Any arbitration proceeding shall be held exclusively in Santa Clara County, California and any service of process in or in connection with any such proceeding shall be adequate if sent by certified or registered mail, postage prepaid to the address of the other Party last communicated in writing by such other Party to the Party initiating such arbitration. The determinations of the arbitrator in any such proceeding shall be final and binding on and non-appealable by the Parties. Each Party shall bear and pay the fees and disbursements of the attorneys, accountants and expert witnesses incurred by such Party in any such arbitration proceeding.

(b) Waiver of Jury Trial. Each Party acknowledges that by agreeing to resolve any disputes between the Parties exclusively by arbitration, as provided in Paragraph 10.5(a) above, such Party is waiving any right it or he may have to resolve such disputes or controversies by means of a trial by jury. EACH PARTY DOES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE SUCH PARTY’S RIGHTS TO A TRIAL BY JURY IN ANY SUCH ARBITRATION OR OTHER LEGAL OR EQUITABLE PROCEEDING BETWEEN THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT OR TO ANY OF THE OTHER MATTERS SET FORTH IN PARAGRAPH 10.5(a) ABOVE, AND EXPRESSLY AND IRREVOCABLY AGREES THAT THE TRIER OF FACT IN ANY SUCH ARBITRATION PROCEEDING SHALL BE THE ARBITRATOR.

(c) Exception for Equitable Relief. Notwithstanding anything to the contrary that may be contained in Paragraph 10.5(a) above, each Party shall have the right to petition and obtain from any court of competent jurisdiction any equitable remedies, including temporary, preliminary and permanent injunctive relief, to obtain a halt to any breach of this Agreement, or to prevent a threatened breach of this Agreement from taking place or to obtain specific performance of any of the obligations of the other Party hereto, and it is further expressly agreed by the Parties that, in the event any action or proceeding is brought in equity to obtain any such relief or remedies, no Party will urge, as a defense thereto, that there is an adequate remedy available at law and no Party seeking such relief shall be obligated to post a bond or other security as a condition to the granting of any such remedies or the continued effectiveness thereof.

10.6 Rules of Construction and Certain Additional Definitions. No party hereto, nor its respective counsel, shall be deemed the draftsman of this Agreement for purposes of construing or applying any of the terms or provisions of this Agreement, and all such terms and provisions shall be construed in accordance with their fair meanings, and not strictly for or against any party hereto. Unless the context in which such terms are used clearly and unambiguously indicates otherwise, for purposes of this Agreement (i) the term “or” shall not be exclusive, (ii) the terms “including” and “include” shall not be limiting and shall mean “including, but not limited to,” and “include without limitation”, (iii) the terms “herein,” “hereof,” “hereto,” “hereunder”, “hereinafter” and other similar terms shall refer to this Agreement as a whole and not to the specific section, subsection, paragraph or clause where such terms may appear, and (iv) whenever required by the context, the masculine gender shall include the feminine and neuter genders, and vice versa and the singular shall include the plural, and vice versa.

10.7 Restrictions on Assignment and Delegation. No Party may transfer or assign any of its rights or delegate any of its obligations under this Agreement and any attempt to do so shall be null and void; provided, however, that the Company shall be entitled, without the necessity of having to obtain the consent of Executive, to assign this Agreement and delegate its duties hereunder to any corporation or other entity that acquires a majority or more of the outstanding common stock or all or substantially all of the assets of the Company, whether by purchase, merger, consolidation or otherwise.

10.8 Binding on Successors. Subject to Section 10.7 above, this Agreement shall inure to and be binding on the Parties and their respective heirs, legal representatives and successors and assigns.

10.9 Headings. Section, subsection and paragraph headings are for convenience of reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.

10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Any copy of a counterpart of this Agreement, bearing an original signature of either or both of the Parties, that is transmitted by facsimile, email, portable document format (or .pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as the physical delivery of the originally signed copy thereof.

(Signatures of the parties follow on next page.)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and date first above written:

THE COAST DISTRIBUTION SYSTEM, INC.

By:	/s/ THOMAS R. McGUIRE
Thomas R. McGuire, Executive Chairman

EXECUTIVE:

/s/ JAMES MUSBACH
James Musbach